Exhibit 10.1
EXECUTION COPY
INDEMNIFICATION AGREEMENT
          THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of September 3, 2006, is entered into by and between American Real Estate Holdings Limited Partnership, a Delaware limited partnership (“AREH”), and Atlantic Coast Entertainment Holdings, Inc., a Delaware corporation (“ACE Hi”). All capitalized terms used and not otherwise defined herein are used herein as defined in the Acquisition Agreement (as hereinafter defined).
RECITALS
          WHEREAS, simultaneously with the execution of this Agreement, AREH, ACE Hi, Pinnacle Entertainment, Inc., a Delaware corporation (“Buyer”), ACE Gaming, LLC, a New Jersey limited liability company, AREP Boardwalk Properties LLC, a Delaware limited liability company (“Boardwalk”), PSW Properties LLC, a Delaware limited liability company (“PSW”), AREH MLK LLC, a Delaware limited liability company (“MLK”), and Mitre Associates LLC, a Delaware limited liability company (“Mitre” and collectively with Boardwalk, PSW and MLK, the “AREH Subs” and collectively the AREH Subs and AREH, the “AREH Selling Parties”), are entering into an Acquisition Agreement (the “Acquisition Agreement”);
          WHEREAS, the AREH Selling Parties acquired the assets of the AREH Subs for the benefit of ACE Hi because ACE Hi, neither at the respective dates of such acquisitions had, nor at this time has, capital or financing available to acquire such assets;
          WHEREAS, the AREH Selling Parties are entering the Acquisition Agreement and agreeing to undertake their obligations thereunder, including without limitation, their indemnification obligations thereunder, as an inducement for Buyer to enter into the Acquisition Agreement and in order to facilitate the sale of the ACE Lo Equity Interests by ACE Hi thereunder;
          WHEREAS, simultaneously with the execution of the Acquisition Agreement, as an inducement for Buyer to enter into the Acquisition Agreement and in order to facilitate the sale of the ACE Lo Equity Interests by ACE Hi thereunder, AREH and Buyer are entering into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which, among other things, AREH will agree to make certain payments to Buyer in the event of certain Alternative Dispositions (as defined in the Stockholders Agreement) and any such payments shall be deemed to be capital contributions from AREH to ACE Hi and payments from ACE Hi to Buyer;
          WHEREAS, AREH and ACE Lo previously executed a Call Agreement, pursuant to which AREH granted ACE Lo the non-exclusive right to purchase the Traymore Site;
          WHEREAS, pursuant to the Acquisition Agreement, AREH has agreed to sell the Traymore Site directly to the Buyer as an accommodation to ACE Hi in order to allow for an efficient transfer of the Traymore Site along with the Casino Property; and

          WHEREAS, as an inducement for AREH to enter into the Acquisition Agreement and in order to facilitate the sale of the ACE Lo Equity Interests by ACE Hi under the Acquisition Agreement, ACE Hi has agreed to indemnify AREH in respect of any Losses (as defined herein) resulting from or arising out of AREH’s obligations under the Acquisition Agreement, in each case in accordance with the terms of this Agreement.
          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:
     Section 1. Indemnification of AREH Parties. ACE Hi shall indemnify and hold harmless AREH and its Affiliates, each of their respective direct or indirect parent entities, officers, members, partners, directors, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AREH Parties”), from and against any and all direct or indirect costs, losses, Liabilities, obligations, damages, claims, causes of action, fines, levies, charges, demands, fees and expenses, whenever arising or incurred, of any kind or character, however asserted, including without limitation interest, penalties, reasonable attorneys’ and experts’ fees and any and all amounts paid in reasonable investigation, defense or settlement of any of the foregoing (hereinafter “Losses”), resulting from or arising out of AREH’s indemnification obligations under the following provisions of the Acquisition Agreement (the “AREH Obligations”):
(i)	Section 12.2(b)(i) except to the extent such indemnification obligation is due to the breach of Sections 6.1, 6.2, 6.3, 6.4, 7.1, 7.4, or 7.8 of the Acquisition Agreement;

(ii)	Section 12.2(b)(ii) provided that AREH gives prompt written notice to ACE Hi of any matter that AREH believes in good faith could reasonably result in AREH becoming obligated under Section 12.2(b)(ii) and promptly notifies ACE Hi of the actions being taken to address such matter;

(iii)	Section 12.2(b)(iii) except to the extent such indemnification obligation would also arise from a breach of Sections 6.1, 6.2, 6.3, 6.4, 7.1, 7.4, or 7.8 of the Acquisition Agreement and provided that AREH gives prompt written notice to ACE Hi of any matter that AREH believes in good faith could reasonably result in AREH becoming obligated under Section 12.2(b)(ii) and promptly notifies ACE Hi of the actions being taken to address such matter;

(iv)	Section 12.2(b)(iv) – (vi);
in each case whether such Losses arise out of or result from a claim by an Indemnified Party against any AREH Party or from a claim by a third Person against any AREH Party or otherwise (collectively, “Indemnifiable Losses”); provided, however, in no event shall ACE Hi be obligated to indemnify an AREH Party for any Loss to the extent such Loss arises under clause

(i) or (ii) of this Section 1 and is a result of an AREH Party’s (x) gross negligence or willful misconduct, or (y) intentional breach of a provision of the Acquisition Agreement.
     Section 2. Escrow Provisions.
     A. In order to secure ACE Hi’s obligations hereunder and to facilitate any payment in respect of Indemnifiable Losses hereunder, ACE Hi shall deposit with JP Morgan Chase (the “Escrow Agent”), in a segregated account (the “Escrow Account”), pursuant to an escrow agreement to be entered into as of the Closing Date, by and among ACE Hi, AREH and the Escrow Agent and to be in the form attached hereto as Annex A (the “Escrow Agreement”), any and all amounts or payments received by ACE Hi pursuant to the Acquisition Agreement, which amounts shall be so deposited with the Escrow Agent from time to time immediately following the receipt of any such amounts by ACE Hi, including without limitation, the following amounts:
i.	The ACE Closing Payment;

ii.	Any and all amounts received by ACE Hi from the Deposit pursuant to Section 2.3(b) of the Acquisition Agreement;

iii.	The Old Post Office Purchase Price (but only to the extent not included in the ACE Closing Payment);

iv.	Any and all amounts received by ACE Hi in respect of the ACE Purchase Price Adjustment, and

v.	Any and all amounts received by ACE Hi from the GB Indemnification Escrow Amount.
          The foregoing amounts including any interest, dividends or other earnings accrued or earned thereon shall be collectively referred to herein as the “Escrow Amount”.
     B. Amounts from the Escrow Amount shall remain on deposit in the Escrow Account until released from time to time as follows:
i.	In the event ACE Hi is required to make a payment to Buyer (any such payment, a “Direct Payment Obligation”) under the Acquisition Agreement, ACE Hi (with the prior written consent of AREH, which shall not be unreasonably withheld or delayed) may provide a written instruction to the Escrow Agent directing the Escrow Agent to release the amount of such Direct Payment Obligation from the Escrow Amount directly to Buyer in satisfaction of such Direct Payment Obligation by wire transfer of immediately available funds to the wire transfer instructions set forth in such written instruction to the Escrow Agent.

ii.	In the event an AREH Party seeks payment from ACE Hi in respect of an Indemnifiable Loss pursuant to Section 1 of this Agreement, AREH shall provide written notice to ACE Hi indicating that an AREH Party has become obligated to and has or will make a payment in respect of an Indemnifiable Loss, briefly setting forth the nature of the underlying claim and the amount of such Indemnifiable Loss (any such amount, the “Indemnification Amount”) and setting forth the wire transfer instructions

(any such wire transfer instructions the “Applicable Wire Transfer Instructions”) to which the applicable payment is to be made (any such notice, a “Payment Notice”). Within three (3) business days following the receipt by ACE Hi of a Payment Notice, ACE Hi and AREH shall provide a joint written instruction to the Escrow Agent directing the Escrow Agent to release the Indemnification Amount from the Escrow Account (or in the event the remaining Escrow Amount is less than the Indemnification Amount, the entire remaining Escrow Amount) by wire transfer of immediately available funds to the Applicable Wire Transfer Instructions. In the event that ACE Hi does not execute such joint written instruction within such three (3) business day period, AREH shall have the right to provide a unilateral notice to the Escrow Agent directing such payment and the Escrow Agreement shall provide for the foregoing; provided, however, that in the event AREH does not provide such unilateral notice in good faith and is determined by a court of competent jurisdiction (by final and non-appealable order) to not be entitled to such payment, AREH shall reimburse ACE Hi for the portion of such payment to which AREH was so determined to not be entitled plus interest at a rate of 8% per annum accruing from the date such payment was made from the Escrow Amount.
iii.	Upon the later of (x) the eighteen month anniversary of the Closing Date provided any and all outstanding obligations relating to any claims for which notice has then been given under Article 12 of the Acquisition Agreement has been then fully discharged and all obligations that could result in Losses to the AREH Parties under the terms of Article 12 of the Acquisition Agreement (other than as a result of breaches of post closing obligations not included in Article 12) for AREH Obligations have expired or (y) the termination of the GB Indemnification Escrow Agreement and the satisfaction of the Holdback Condition, ACE Hi and AREH shall provide a joint written instruction to the Escrow Agent directing the Escrow Agent to release any Escrow Amounts remaining in the Escrow Account to ACE Hi by wire transfer of immediately available funds to an account designated by ACE Hi in writing to the Escrow Agent.
     C. For the avoidance of doubt, ACE Hi’s obligations in respect of Indemnifiable Losses pursuant to this Agreement are not contingent upon any obligation of any AREH Party to first make payment or otherwise incur out-of-pocket Losses in respect of any Indemnifiable Losses. Rather, ACE Hi’s obligations in respect of Indemnifiable Losses pursuant to this Agreement shall accrue and ACE Hi shall be obligated to make the applicable payments to the AREH Parties and the same may be released from the Escrow Amounts in respect thereof, upon written notice from AREH to ACE Hi stating that AREH has concluded that an AREH Obligation is required to be paid.
     D. In the event that the remaining Escrow Amount is insufficient to satisfy any of ACE Hi’s obligations in respect of Indemnifiable Losses pursuant to Section 1 of this

Agreement, AREH shall be entitled to proceed against any and all other assets of ACE Hi and to exercise any and all other rights available under applicable law.
     E. In the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of this Agreement shall govern.
     Section 3. Consent to Jurisdiction; Waiver of Jury Trial.
     A. For the purpose of any action that may be brought in connection with this Agreement, each of the parties hereto hereby consents to the jurisdiction and venue of the United States District Court for the Southern District of New York or of the Supreme Court of the State of New York, County of New York. In furtherance of the foregoing, each of the parties hereto hereby waives the right to contest the jurisdiction and venue of any of said courts on the ground of inconvenience or otherwise. The provisions of this Section 3 shall not limit or otherwise affect the right of any party hereto to institute and conduct an action in any other appropriate manner, jurisdiction or court.
     B. NONE OF THE PARTIES HERETO, NOR ANY PERMITTED ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF ANY OF THEM SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED PURSUANT HERETO OR IN CONNECTION HEREWITH. NO SUCH PERSON WILL SEEK TO CONSOLIDATE ANY SUCH ACTION INTO ONE IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES HERETO AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
     Section 4. Certain Representations and Warranties. Each party hereto hereby represents and warrants to the other party hereto as follows:
     A. Its execution and delivery of this Agreement and the performance by such party of its obligations hereunder does not require it to obtain any consent, approval or action of, or make any filing with or give any notice to any Person or any governmental or judicial authority, except where the failure to obtain any consent or approval or to take any action or to make any filing or give any notice would not materially impair or delay the ability of such party to perform its obligations under this Agreement.

     B. It has duly and validly authorized the execution, delivery, and performance of this Agreement. No other action is necessary to authorize the execution, delivery and performance of this Agreement, and upon such party’s execution and delivery of this Agreement, this Agreement shall constitute the valid and binding obligation of such party, enforceable against it in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.
     Section 5. Additional AREH Representations and Warranties. AREH represents and warrants to ACE Hi as follows:
     A. AREH has not, and will not, receive any consideration or payment from the Buyer, except as set forth in the Acquisition Agreement or to the extent that a distribution is made by ACE Hi to its stockholders.
     B. To AREH’s knowledge, the representations and warranties set forth in Articles VI and VII of the Acquisition Agreement are true and correct at the date hereof. As used herein, “to AREH’s knowledge” shall mean the actual knowledge, without independent inquiry, of Felicia Buebel and Hillel Moerman.
     Section 6. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be given pursuant to Section 13.3 of the Acquisition Agreement.
     Section 7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.
     Section 8. Section Headings. The headings of this Agreement are provided for convenience only and will not affect its construction or interpretation.
     Section 9. Waivers and Omissions. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege or will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no party hereunder shall be deemed to have waived any right and no such waiver of any right shall be effective against a party hereto unless in writing and signed by the party against which it is sought to be enforced; (ii) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     Section 10. Assignability. Neither this Agreement nor any of the parties’ rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto; provided, however, that the rights of AREH hereunder may be assigned by AREH to any of its Affiliates without the prior written consent of ACE Hi.

     Section 11. Exclusive Agreement and Modification. This Agreement supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and constitutes (along with the other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.
     Section 12. Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles.

EXECUTION COPY
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP By: American Property Investors, Inc., its general partner
By:	/s/ Hillel Moerman
	Name:	Hillel Moerman
	Title:	Chief Financial Officer

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer